UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2009

Metabasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50785	33-0753322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-2770

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

The information set forth in Item 1.02 is hereby incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

On July 21, 2009, Metabasis Therapeutics, Inc. (“Metabasis”) entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises (the “Termination Agreement”) with ARE-SD Region No. 24, LLC (“Owner”) to terminate the Lease Agreement dated December 21, 2004, by and between Metabasis and Owner, as amended pursuant to a First Amendment to Lease Agreement dated May 16, 2006 (the “Lease Agreement”). The Lease Agreement was filed on December 23, 2004 as
Exhibit 99.1 to Metabasis’ Current Report on Form 8-K and on August 11, 2006 as Exhibit 10.2 to Metabasis’ Quarterly Report on
Form 10-Q for the quarter ended June 30, 2006. The Lease Agreement governed the terms and conditions under which Metabasis leased the premises commonly known as 11119 North Torrey Pines Road, La Jolla, California (the “Premises”), which served as Metabasis’ headquarters and research and development facility. Under the Lease Agreement, Metabasis was required to pay Owner a base monthly rent and operating expenses of approximately $25.7 million between August 2009 and October 2015.

Pursuant to the terms of the Termination Agreement, the Lease Agreement terminated effective July 21, 2009 (the “Termination Date”) and Owner granted Metabasis a license to use the Premises (“License”) pursuant to terms of the Termination Agreement. The License shall automatically expire on the earlier to occur of: (A) on January 2, 2010 and (B) 30 days after Owner delivers written notice to Metabasis that Owner desires to terminate the License (“License Expiration Date”). In consideration of the early termination of the Lease Agreement, Metabasis has agreed (i) to pay Owner, concurrently with execution and delivery of the Termination Agreement, an aggregate fee of $2,483,529 (the “Termination Fee”), (ii) to grant Owner the immediate right, title and interest to receipt of payments of amounts equal to 35% of gross revenue earned or proceeds received by Metabasis pursuant to licenses, collaboration arrangements or sales of Metabasis’ existing pipeline of therapeutic programs (“Revenue Payments”) entered into or effected during the period commencing July 1, 2009 and ending September 30, 2010, provided that, the Revenue Payments in the aggregate shall not exceed $1,500,000, and provided further that both Metabasis and Owner agree that Metabasis shall have no obligation to pay Owner any Revenue Payments until Metabasis has actually received the applicable revenue earned, (iii) to grant Owner a warrant to purchase 1,000,000 shares Metabasis common stock at $0.41 per share (the “Warrant”), and (iv) to surrender and forfeit the $152,356 security deposit to Owner. The Termination Agreement excuses both Metabasis and owner from any further obligations with respect to the Lease Agreement as of the Termination Date, excepting only Sections 3D, 8A, 8B, 25, 28 and 29 of the Lease Agreement and Metabasis liability for any outstanding payment obligations under the Lease Agreement not paid as of the Termination Date. Pursuant to the Termination Agreement, as of the Termination Date, Metabasis releases and exculpates Owner from any liability arising from the Lease Agreement, and from the termination of the Lease Agreement, but not from any liability arising in connection with the Termination Agreement, and as of the License Expiration Date, Metabasis releases and exculpates Owner from any liability arising from the License, and from the termination of the License, but not from any liability arising in connection with the Termination Agreement.

There are no material relationships between Metabasis and Owner other than in respect of the Lease Agreement, the Termination Agreement, the Warrant and the related documents.

The foregoing is only a brief description of the Termination Agreement and the Warrant, does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, copies of which will be filed as exhibits to Metabasis’ Quarterly Report on Form 10-Q for the three months ending September 30, 2009.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.02 is hereby incorporated by reference into this Item 3.02. The Warrant was issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D, Rule 506 promulgated under the Securities Act of 1933, as amended, in that the issuance did not involve a public offering.

Owner represented that it was an accredited investor as defined in Regulation D and that it was acquiring the Warrant for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the Warrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABASIS THERAPEUTICS, INC.

By:	/s/ Tran B. Nguyen
Tran B. Nguyen Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer)

Date: July 24, 2009